Exhibit 10.3

FORM OF
SPONSOR LOCK-UP AGREEMENT

This Sponsor Lock-Up Agreement (this “Agreement”) is dated as of [•], 2024 by and between Goldenstone Holding, LLC, an Ohio limited liability company (the “Sponsor”) and Goldenstone Acquisition Limited, a Delaware corporation (the “Parent”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the BCA (as defined below).

RECITALS

A. Parent, Pacifica Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent, Infintium Fuel Cell Systems, Inc., a Delaware corporation (the “Company”) and Yan (Chris) Feng, solely in his capacity as representative, agent and attorney-in-fact of the Company Securityholders, entered into the Business Combination Agreement dated as of June 21, 2024 (the “BCA”).

B. Pursuant to the BCA, the Company will merge with and into the Merger Sub (the “Merger”), with the Company as the surviving corporation. As a result of the Merger, Parent will become the 100% stockholder of the Company.

C. The Sponsor is the record and/or beneficial owner of certain securities of Goldenstone.

D. As a condition of, and as a material inducement for the Parent and the Company to enter into and consummate the transactions contemplated by the BCA, the Sponsor has agreed to execute and deliver this Agreement, which shall be effective as of the Closing Date of the Merger.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-up.

(a) Subject to Section 1(b) below, during the Lock-up Period (as defined below), the Sponsor agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, the Parent will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Parent’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Parent’s transfer agent not to process any attempts by the Sponsor to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) “Lock-up Period” means the earlier of (i) the date that is six (6) months after the Closing Date, (ii) the business day following the day that the Goldenstone Common Stock has traded at or above $12.50 for any fifteen trading days in a thirty trading day period, and (iii) the business day following the day that the Goldenstone Common Stock has traded at or above $11.50 for fifteen consecutive trading days.

2. Beneficial Ownership. The Sponsor hereby represents and warrants that it beneficially owns, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), 200,000 shares of Goldenstone Common Stock (the “Sponsor Shares”), 175,625 private placement units (the “Sponsor Units”) with each Sponsor Unit consisting of one share of Goldenstone Common Stock, one Warrant (the “Sponsor Warrants”), and one Goldenstone Right (the “Sponsor Rights”). The Sponsor hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act) and the rules and regulations promulgated thereunder, any shares of Company Common Stock convertible into Goldenstone Common Stock pursuant to the BCA. For purposes of this Agreement, the Sponsor Shares, Sponsor Warrants, and Sponsor Rights beneficially owned by the Sponsor, together with the Sponsor Warrant Shares and any other shares of Goldenstone Common Stock, and including any securities convertible into, or exchangeable for, or representing the rights to receive Goldenstone Common Stock, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include shares of Goldenstone Common Stock acquired by the Sponsor in open market transactions during the Lock-up Period.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-up Shares in connection with (a) transfers or distributions to the Sponsor’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Sponsor’s immediate family or to a trust, the beneficiary of which is the Sponsor or a member of the Sponsor’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Sponsor; (d) pursuant to a qualified domestic relations order, (e) transfers to the Parent’s officers, directors or their affiliates, (f) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Sponsor, provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers, (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares subject to this Agreement shall remain subject to this Agreement, (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period, (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Goldenstone Common Stock or the vesting of stock-based awards; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Goldenstone Common Stock; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Sponsor has independently evaluated the merits of its decision to enter into and deliver this Agreement, and the Sponsor confirms that it has not relied on the advice of the Company, the Company’s legal counsel, or any other person.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Sponsor in connection with this Agreement.

5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

(a)	If to the Company, to:

Infintium Fuel Cell Systems, Inc.
3271 Brushy Creek Road
Greer, SC 29650
Attention: Yan (Chris) Feng
Email: cfeng@infintium.com

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Shane Wu, Esq.; Ross Carmel, Esq.

E-mail: swu@srfc.law; rcarmel@srfc.law

(b)	if to Parent or Merger Sub at or prior to the Closing, to:

Goldenstone Acquisition Limited
4360 East New York Street

Aurora, IL 60504
Attention: Eddie Ni
Email: eddie@windfallusa.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.; Jessica Isokawa, Esq.,
Giovanni Caruso, Esq.
Email: mnussbaum@loeb.com; jisokawa@loeb.com; gcaruso@loeb.com

(c)	if to Sponsor, to:

Goldenstone Holding, LLC

4360 East New York Street

Aurora, IL 60504

Attention: Eddie Ni

Email: eddie@windfallusa.com

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party of original, photocopied or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Sponsor hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Company and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party hereto.

13. Dispute Resolution. Section 10.07 (Waiver of Jury Trial) of the BCA is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Governing Law. Section 10.06 (Governing Law) of the BCA is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with any provision in the BCA, the terms of this Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sponsor Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first set forth above.

GOLDENSTONE ACQUISITION LIMITED

By:
Eddie Ni
Chief Executive Officer

GOLDENSTONE HOLDING, LLC

By:
Eddie Ni
Manager